Exhibit 10.2

SECOND AMENDMENT TO
NOTE PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of March 19, 2020, by and among NewMarket Corporation, a Virginia corporation (the “Company”), The Prudential Insurance Company of America and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).
W I T N E S S E T H:
WHEREAS, the Company and the Noteholders are parties to a certain Note Purchase Agreement, dated as of January 4, 2017 (as amended by that certain First Amendment, dated as of October 10, 2017 and as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;
WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:
1.Amendments.
(a)    The Note Agreement is hereby amended by deleting paragraph 3I in its entirety.
(b)    Paragraph 5A of the Note Agreement is hereby amended by replacing clause (viii) of such paragraph in its entirety with the following:
(viii)    promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the holder of any Note may reasonably request and (y) information and documentation reasonably requested by the holder of any Note for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(c)    Paragraph 5B of the Note Agreement is hereby amended by replacing the last sentence of such paragraph in its entirety with the following:
Each notice delivered under this paragraph 5B (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Paragraph 5B of Prudential Note Purchase Agreement dated as of January 4, 2017” and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(d)    Paragraph 6A of the Note Agreement is hereby amended by replacing each of clauses (iii), (iv) and (vi) of such paragraph in their entirety with the following, respectively:
(iii)    Indebtedness of any Subsidiary owing to the Company or any other Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary permitted under clause (i), (ii), (iv) or (v) of this paragraph 6A;
(iv)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses); provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (iv), when aggregated with the principal amount of similar Indebtedness of the Company, shall not exceed $200,000,000 at any time outstanding;
(vi)    Indebtedness of any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (vi) at any time (excluding Indebtedness of any Subsidiary that has guaranteed the obligations of the Issuer under the Note Documents pursuant to documentation in form and substance reasonably satisfactory to the Required Holders), when aggregated with the Indebtedness of the Company and/or any Subsidiary secured by a Lien under paragraph 6B(vi) at such time, shall not exceed the greater of (x) $325,000,000 and (y) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets; provided, that no Indebtedness of any Subsidiary (other than the Foreign Subsidiary Borrowers) incurred or guaranteed under the Bank Credit Agreement shall be permitted under this clause (vi); and
(e)     Paragraph 6B of the Note Agreement is hereby amended by replacing each of the lead-in and clauses (v) and (vi) of such paragraph in their entirety with the following:
6B. Liens.     The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset, any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(v)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) such security interests secure Indebtedness permitted by clause (iv) of paragraph 6A or similar Indebtedness of the Company, in an aggregate principal amount not to exceed $200,000,000, (B)

such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(vi)    Liens on assets of the Company and its Subsidiaries not otherwise permitted above; provided that the aggregate outstanding principal amount of Indebtedness and other obligations of the Company and its Subsidiaries subject to such Liens permitted by this clause (vi) at any time (when aggregated with the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted under paragraph 6A(vi) at such time) shall not exceed the greater of (x) $325,000,000 and (y) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets; provided, further, that no Lien permitted under this clause (vi) shall be granted to secure Indebtedness under the Bank Credit Agreement, the Senior 2012 Note Indenture or any other agreement that evidences or governs Indebtedness for borrowed money in an aggregate principal amount that exceeds $50,000,000 unless and until the Notes and any guaranty delivered in connection therewith are secured equally and ratably with such Indebtedness pursuant to documentation reasonably satisfactory to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and its Subsidiaries from counsel that is reasonably acceptable to the Required Holders (it being understood and agreed that the counsel to the Issuer referred to in paragraph 3A(iii) shall be reasonably satisfactory to the Required Holders to the extent such counsel render opinions of the same type as covered by such counsel in the opinions delivered under paragraph 3A(iii)); and
(f)    Paragraph 6B of the Note Agreement is hereby further amended by adding the following clause (vii) to such paragraph in the appropriate chronological order:
(vii)    any Lien constituting a precautionary backup security interest in respect of (A) accounts receivable sold, conveyed or otherwise transferred or over which a security interest has been granted in connection with an accounts receivable securitization, supply chain financing, receivables purchase agreement or similar arrangement, (B) all rights and properties associated with such accounts receivable, including all proceeds thereof, (C) all rights arising under any underlying contact or purchase order which gave rise to such accounts receivable, (D) all rights to replevin of the goods sold in the creation of such accounts receivable, (E) any collateral of the underlying account debtors securing such accounts receivable, (F) any deposit accounts established and maintained solely in connection with such accounts receivable used for receipt and collection of such accounts receivable, or (G) all supporting obligations and other rights, assets or properties customarily transferred (or in which security interests are customarily granted); provided, that the aggregate outstanding principal amount of Indebtedness and other obligations of the Company and its Subsidiaries subject to such Liens permitted by this clause (vii) at any time shall not exceed fifty percent (50%) of the accounts receivable balance of the Company and its Subsidiaries as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to paragraph 5A(i) or 5A(ii), as applicable.
(g)    Paragraph 6C of the Note Agreement is hereby amended by replacing clause (ii) of such paragraph in its entirety with the following:
(ii)    The Company     will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses ancillary, similar, complementary or synergistic thereto or reasonable extensions, developments or expansions of such businesses and (ii) real estate holding and/or development activities.
(h)    Each of paragraphs 6D, 6F, 6G and 6H of the Note Agreement is hereby amended by replacing each such paragraph in its entirety with the following:
6D.    Reserved.
6F.    Reserved.
6G.    Reserved.
6H.    Reserved.
(i)    Paragraph 6E of the Note Agreement is hereby amended by replacing such paragraph in its entirety with the following:
6E.    Transactions with Affiliates.     The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (ii) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate Notwithstanding the foregoing, transactions with the Charitable Foundations shall in no event be considered to be transactions with an Affiliate.
(j)    Paragraph 6I of the Note Agreement is hereby amended by replacing such paragraph in its entirety with the following:
6I. Financial Covenant – Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2020, of (i) Consolidated Total

Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.75 to 1.00; provided that, to the extent that an Increased Leverage Period is in effect, then the Leverage Ratio shall not be greater than 4.25 to 1.00; provided further that (x) the Company may not elect to implement an Increased Leverage Period for at least two (2) fiscal quarters following the end of an Increased Leverage Period and (y) the maximum Total Leverage Ratio permitted under this paragraph 6I shall revert to 3.75 to 1.00 as of the end of such Increased Leverage Period and thereafter until another Interest Leverage Period (if any) is elected pursuant to the terms and conditions described in this paragraph 6I.

(k)    Paragraph 6J of the Note Agreement is hereby amended by replacing clause (i) of such paragraph in its entirety with the following:
(i) The Company will not, and will not permit its Subsidiaries to, directly or indirectly use the proceeds of the Notes (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; (ii) in each case in any manner that will result in any Sanctions Violations, to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or a Person that is owned or controlled by one or more Designated Persons, or in any Sanctioned Country; (iii) in any other manner that will result in any Sanctions Violations by any party to this Agreement or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violations by, or liability to, any holder of any Notes, for any purpose which would breach Anti-Corruption Laws.
(l)    The Note Agreement is hereby amended by adding the following paragraph 6K in the appropriate chronological order:
6K.    Most Favored Lender Status    . In the event the Company shall enter into, assume or otherwise become bound by or obligated under any agreement creating, governing or evidencing Indebtedness under a Material Credit Facility containing one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement; provided, however, that such deemed amendment to this Agreement shall only remain in effect for as long as such Material Credit Facility remains in effect and contains such Additional Covenants or Additional Defaults; provided that the Company shall give the Required Holders prompt written notice of the termination of any Material Credit Facility or the removal of any Additional Covenant or Additional Default, including a certification that such termination or removal has occurred. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and/or Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6K, but shall merely be for the convenience of the parties hereto.
(m)    Paragraph 7A of the Note Agreement is hereby amended by replacing clause (xi) of such paragraph in its entirety with the following:
(xi)    one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by an unaffiliated third party insurer that has not denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(n)    Paragraph 8D of the Note Agreement is hereby amended by replacing such paragraph in its entirety with the following:
8D. Financial Condition; No Material Adverse Change.      (i) The Company has heretofore furnished to the Purchasers its consolidated balance sheet and statements of income, stockholders equity and cash flows (A) as of and for the fiscal year ended December 31, 2019 reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(ii)    Since December 31, 2019, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.
(o)    Paragraph 8K of the Note Agreement is hereby amended by adding the following sentence to the end of such paragraph:
As of the Second Amendment Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certifications provided on or prior to the Second Amendment Effective Date to any holder of the Notes in connection with this Agreement is true and correct in all respects.
(p)    Paragraph 8O of the Note Agreement is hereby amended by replacing such paragraph in its entirety with the following:

8O. Reserved.
(q)    Paragraph 8P of the Note Agreement is hereby amended by replacing clause (i) of such paragraph in its entirety with the following:
(i) None of the Company or its Subsidiaries or to the knowledge of a Responsible Officer their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement (i) is a Designated Person; (ii) is a Person that is owned or controlled by one or more Designated Persons; (iii) is located, organized or resident in a Sanctioned Country; or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violation by, or liability to, a holder of any Notes, has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.
(r)    Paragraph 10B of the Note Agreement is hereby amended by the deleting the defined terms “Burdensome Restrictions”, “Capital Lease Obligations”, Consolidated EBIT”, “Interest Coverage Ratio” and “Restricted Payment” in their entirety.
(s)     Paragraph 10B of the Note Agreement is hereby further amended by adding the following defined terms in the appropriate alphabetical order:
“Additional Covenant” shall mean any financial covenant or negative covenant applicable to the Company contained in any document or instrument creating, governing or evidencing any Material Credit Facility (regardless of whether such provision is labeled or otherwise characterized as a financial covenant or negative covenant) the subject matter of which either (i) is similar to that of any financial covenant or negative covenant contained in this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any financial covenant or negative covenant contained in this Agreement, or related definitions in paragraph 10 of this Agreement.
“Additional Default” shall mean any “default” or “event of default” (in each case, whether or not specifically identified as such) contained in any document or instrument creating or evidencing any Material Credit Facility which permits the holder or holders of Indebtedness under such Material Credit Facility to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Finance Lease Obligations” means, at any time of determination, the amount of the liability in respect of a “finance lease” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time; provided that in no event shall any lease obligation that is an operating lease in accordance with GAAP be deemed a “Finance Lease Obligation” for purposes of this Agreement.
“Material Credit Facility” means:
(a)    the Bank Credit Agreement and the Senior 2012 Notes, in each case, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Day by the Company, or in respect of which the Company is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding and/or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
“Second Amendment Effective Date” means March 19, 2020.
(t)    Paragraph 10B of the Note Agreement is hereby further amended by replacing the defined terms “Bank Credit Agreement”, “Change of Control”, “Charitable Foundation”, “Consolidated Interest Expense”, “Equity Interests”, “Increased Leverage Period”, “Indebtedness”, “Leverage Ratio”, “Lien”, “Material Acquisition”, “Material Disposition”, “Material Indebtedness”, “Material Subsidiary”, “Responsible Officer”, “Subsidiary” and “Taxes” in their entirety with the following:
“Bank Credit Agreement” means that certain Credit Agreement dated as of March 5, 2020, by and among the Company, certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, as the same may be further amended, restated, amended and restated, refinanced, supplemented, replaced or otherwise modified from time to time.
“Change in Control” means: (i) any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than Bruce C. Gottwald, Floyd D. Gottwald, Jr. or members of their respective families, or investment entities owned entirely (directly or indirectly) by them or members of their respective families, either individually or acting in concert with one or more other persons, shall have acquired beneficial ownership, directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Company entitled to vote in the election of members of the governing body of the Company, other than securities having such power only by reason of the happening of a contingency; (ii) the occurrence, during any period of 24 consecutive months, of a change in the composition of the governing body of the Company such that a majority of the members of any such governing body are not Continuing Members; (iii) the occurrence of any “Change of Control” or similar event as defined in any agreement or instrument evidencing any Material Indebtedness with an original principal amount in excess of $75,000,000; (iv) the failure at any time of the Company to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Ethyl Corporation or Afton Chemical Corporation or the failure at any time of the Company to have the ability to elect all of the governing body of Ethyl Corporation or Afton Chemical Corporation; or (v) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.
“Charitable Foundations” means (i) The NewMarket Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies as an exempt organization under section 501(c)(3) of the Code which is organized and operated solely for charitable purposes~~.~~ and (ii) The Whale Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies or will qualify as an exempt organization under section 501(c)(3) of the Code which is organized and operated solely for charitable purposes.
“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Finance Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“Increased Leverage Period” means (i) any fiscal quarter in which (A) the Company or any of its Subsidiaries consummates a Material Acquisition and (B) the Company notifies the holders of the Notes in writing of its intent to increase the maximum permitted Leverage Ratio as a result thereof (such notice, an “Increase Election”) and (ii) the immediately following three fiscal quarters.
“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of such Indebtedness shall be deemed to be the lesser of (x) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (y) the fair market value of the property secured by any such Lien, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Finance Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (xi) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Leverage Ratio” has the meaning assigned to such term in paragraph 6I.
“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (i) constitutes (A) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (B) all or substantially all of the common stock or other Equity Interests of a Person, and (ii) involves the payment of consideration by the Company or any of its Subsidiaries in excess of $100,000,000.
“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $100,000,000.
“Material Indebtedness” means Indebtedness (other than Indebtedness evidenced by the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary (i) which guarantees Material Indebtedness with an original principal amount in excess of $75,000,000, (ii) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to paragraph 5A, contributed greater than seven and one-half percent (7.5%) of the Company's Consolidated EBITDA for such period or (iii) which contributed greater than seven and one-half percent (7.5%) of the Company's Consolidated Total Assets as of such date.
“Responsible Officer” means any of the president, the chief executive officer, the chief operating officer, a Financial Officer or a vice president of the Issuer or such other representative of the Issuer as may be designated in writing by any one of the foregoing with the consent of the Required Holders; and, with respect to the financial covenant only, a Financial Officer of the Company.
“Subsidiary” means any subsidiary of the Company. For purposes of this Agreement and the other Note Documents, the Charitable Foundations shall not be considered to be Subsidiaries of the Company.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sale taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
(u)    Paragraph 10C of the Note Agreement is hereby amended by replacing the second to last sentence of such paragraph in its entirety with the following:
Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(v)    Paragraph 11B of the Note Agreement is hereby amended by replacing clause (iv) of the third paragraph of such paragraph (prior to the proviso) in its entirety with the following:
(iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any of the Issuer’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto;
(w)    The Note Agreement is hereby amended by adding the following paragraph 11Z in the appropriate chronological order:
11Z.    Divisions.    For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
2.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) executed counterparts to this Amendment from the Company and the Required Holders, (ii) executed counterparts to the Bank Credit Agreement (as defined pursuant to Section 1(t) hereof) from the Company and the other parties thereto, (iii) an amendment fee in the amount of $125,000.00 by wire transfer in immediately available funds, and (iv) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable charges and disbursements of King & Spalding LLP, counsel to the Noteholders).
3.Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:
(a)    The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s organizational powers; (ii) have been duly authorized by all necessary organizational actions and, if required, actions by equity holders; (iii) do not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority; (iv) do not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries; (v) do not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; and (vii) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect;
(b)    This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(c)    Immediately after giving effect to this Amendment, the representations and warranties contained in the Note Agreement and the other Note Documents are true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifier) as of the date hereof, unless such representation and warranty relates to an earlier date, in which case such representation and warranty was true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifier) as of such earlier date; and

(d)    Immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.
4.Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Note Agreement.
5.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
6.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
7.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.
8.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.
9.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company, by its respective authorized officers as of the day and year first above written.
COMPANY:
NEWMARKET CORPORATION

By: ___/s/ Brian D. Paliotti_____________
Name: Brian D. Paliotti
Title: Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Note Purchase Agreement]

NOTEHOLDERS:
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: __/s/ Kyle W. Ulep_______________________
Vice President

THE GIBRALTAR LIFE INSURANCE CO.,
LTD.

By:    Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By:    PGIM, Inc.,
as Sub-Adviser

By: __/s/ Kyle W. Ulep_____________________
Vice President

THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:    PGIM, Inc.,
as Sub-Adviser

By: __/s/ Kyle W. Ulep__________________
Vice President

[Signature Page to Second Amendment to Note Purchase Agreement]

THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By: _/s/ Kyle W. Ulep_______________________
Vice President

[Signature Page to Second Amendment to Note Purchase Agreement]